Exhibit 4.4

THE SECURITIES REPRESENTED BY THIS WARRANT, AND THE SECURITIES ISSUABLE UPON EXERCISE THEREOF, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

Issue Date: October 28, 2021

WARRANT TO PURCHASE COMMON STOCK

OF

NEXTNAV INC.

THIS CERTIFIES THAT in consideration of good and valuable consideration, the undersigned, or its permitted registered assigns (the “Registered Holder”), is entitled, subject to the terms and conditions of this Warrant, to purchase from NextNav Inc., a Delaware corporation (formerly known as Spartacus Acquisition Shelf Corp.) (the “Company”) during the Exercisability Period, up to 4,320,133 Warrant Shares. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement and Plan of Merger, dated as of June 9, 2021, by and among (i) NextNav, LLC, a Delaware limited liability company, (ii) NextNav Holdings, LLC, a Delaware limited liability company, (iii) NEA 14 NextNav Blocker, LLC, a Delaware limited liability company, (iv) Oak NextNav Blocker, LLC, a Delaware limited liability company, (v) Columbia Progeny Partners IV, Inc., a Delaware corporation, (vi) Global Long Short Partners Aggregating Holdings Del VII LLC, a Delaware limited liability company, (vii) Global Private Opportunities Partners Holdings II Corp, a Delaware corporation, (viii) SASC (SPAC) Merger Sub 1 Corporation, a Delaware corporation, (ix) SASC (Target) Merger Sub 2 LLC, a Delaware limited liability company, (x) SASC (NB) Merger Sub 3 LLC, a Delaware limited liability company, (xi) SASC (OB) Merger Sub 4 LLC, a Delaware limited liability company, (xii) SASC (CB) Merger Sub 5 Corporation, a Delaware corporation, (xiii) SASC (GB1) Merger Sub 6 LLC, a Delaware limited liability company, (xiv) SASC (GB2) Merger Sub 7 Corporation, a Delaware corporation, (xv) Spartacus Acquisition Corporation, a Delaware corporation, and (xvi) the Company (as the same may be amended from time to time, the “Merger Agreement”).

1. Defined Terms. The following definitions shall apply for purposes of this Warrant:

1.1 “Change of Control” shall mean any sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the capital stock by the Company or any holders thereof which results in any Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934, as amended), other than the holders of capital stock immediately prior to such sale, transfer or issuance, owning capital stock of the Company possessing the voting power (under ordinary circumstances) to elect a majority of the Board of Directors of the Company.

1.2 “Closing Sale Price” means, for any security as of any date, the last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price then the last trade price, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or on the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Registered Holder. If the Company and the Registered Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 6.8. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

1.3 “Exercisability Period” means the period of time beginning on the Issue Date and ending on October 7, 2039.

1.4 “Exercise Price” means $0.01.

1.5 “Original Warrant” means, collectively, (a) that certain Warrant to Purchase Class D Preferred Units of NextNav Holdings, LLC, dated October 7, 2019, issued by NextNav Holdings, LLC (“Holdings”) to SBC Tower Holdings LLC, a Delaware limited liability company (“SBC Holdings”), and subsequently assigned by SBC Holdings to AT&T Investment & Tower Holdings, LLC, a Delaware limited liability company (“AT&T Tower Holdings”), on February 4, 2020; (b) that certain Warrant to Purchase Class D Preferred Units of Holdings, dated March 5, 2020, issued by Holdings to AT&T Tower Holdings; and (c) that certain Class A-1 Common Units and/or Class A-2 Common Units Purchase Warrant, dated March 5, 2020, issued by Holdings to AT&T Tower Holdings.

1.6 “Principal Market” means The Nasdaq Capital Market.

1.7 “Trading Day” means any day on which the Company’s common stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Company’s common stock, then on the principal securities exchange or securities market on which the Company’s common stock is then traded.

1.8 “Warrant” means this Warrant and any warrant(s) delivered in substitution or exchange therefor.

1.9 “Warrants” means a series of warrants to purchase shares of the Company’s common stock, including this Warrant, each containing substantially similar terms and conditions as this Warrant.

1.10 “Warrant Shares” means shares of the Company’s common stock issuable upon the exercise of this Warrant. The number and character of Warrant Shares are subject to adjustment as provided herein and the term “Warrant Shares” shall also include other securities and property at any time receivable or issuable upon exercise of this Warrant in accordance with its terms.

2. Exercise. Subject to compliance with all applicable securities laws and the other provisions of this Warrant:

2.1 Automatic Exercise Upon Change of Control or Public Offering. If this Warrant has not been exercised pursuant to Section 2.3 hereof, this Warrant shall automatically be exercised in full one Business Day prior to the consummation of a Change of Control.

2.2 Automatic Exercise Upon Expiration of Exercisability Period. If by the last day of the Exercisability Period this Warrant has not been exercised pursuant to Section 2.1 or Section 2.3 hereof, this Warrant shall automatically be exercised in full on the last day of the Exercisability Period.

2.3 Discretionary Exercise. To the extent not already exercised pursuant to Section 2.1 or Section 2.2 hereof, this Warrant may, by advance written notice of at least ten (10) days (or, if such period is not reasonably practicable, such advance written notice as would be reasonably practicable) to the Company, be exercised in full at any time during the Exercisability Period for all of the Warrant Shares subject to this Warrant.

2.4 Effect of Exercise; Net Exercise.

2.4.1 Upon an exercise pursuant to Section 2.1, Section 2.2 or Section 2.3 hereof, (a) the Registered Holder shall automatically be issued and be deemed to accept a number of Warrant Shares equal to the number of Warrant Shares determined pursuant to Section 2.4.2 hereof, (b) regardless of whether this Warrant is surrendered to the Company, this Warrant shall automatically expire, cease to have any force or effect and shall not be exercisable for any Warrant Shares and (c) the effective time of such exercise shall be deemed to be 12:01 a.m. New York time upon the date of exercise.

2.4.2 In lieu of the Registered Holder making the cash payment otherwise contemplated to be made to the Company upon an exercise pursuant to Section 2.1, Section 2.2 or Section 2.3 hereof, the Registered Holder shall be deemed to have elected to receive upon such exercise the “Net Number” of Warrant Shares determined according to the following formula:

Net Number = (A x B) - (A x C)

B

For purposes of the foregoing formula:

A = the total number of Warrants Shares with respect to which this Warrant is then being exercised.

B = as applicable: (i) the Closing Sale Price of the Company common stock on the Trading Day immediately preceding the date of the applicable exercise notice if such exercise notice is (A) both executed and delivered pursuant to Section 2.3 hereof on a day that is not a Trading Day or (B) both executed and delivered pursuant to Section 2.3 hereof during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter pursuant to Section 2.3 hereof or (ii) the Closing Sale Price of the Company common stock on the date of the applicable exercise notice if the date of such exercise notice is a Trading Day and such exercise notice is both executed and delivered pursuant to Section 2.3 hereof after the close of “regular trading hours” on such Trading Day.

C = the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

2.5 Notice of Automatic Exercise. The Company shall provide advance written notice of at least ten (10) days (or, if such period is not reasonably practicable, such advance written notice as would be reasonably practicable) to the Registered Holder of the consummation of a Change of Control that would result in an automatic exercise pursuant to Section 2.1 hereof.

2.6 Vesting of Rights. The Registered Holder’s right to purchase the Warrant Shares is 100% vested as of the Issue Date.

3. Restrictions on Transfer. Subject to the transfer conditions referred to in the legend hereon and compliance with Section 4, any transferee(s) entering into a written agreement with the Company to be bound by the terms and conditions of this Warrant, this Warrant may be assigned, conveyed or transferred, in whole or in part (provided, under no circumstances may any rights be assigned, conveyed or transferred such that the Registered Holder of this Warrant has different rights compared to such transferee of this Warrant (other than differences arising from differences in the number of Warrant Shares in the event only a portion of this Warrant is assigned, conveyed or transferred)), by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to such transferee(s) (and the Registered Holder, if applicable); provided, that such assignment, conveyance or transfer shall result in the assignee, conveyee or transferee of this Warrant holding a Warrant to purchase (i) at least 5% of the Warrant Shares outstanding under all Warrants as of the Issue Date (the “Minimum Transfer Amount”) or (ii) if the number of Warrant Shares covered by this Warrant is less than the Minimum Transfer Amount, all of the Warrant Shares outstanding under this Warrant. The rights and obligations of the Company and the Registered Holder under this Warrant shall be binding upon and inure to the benefit of their respective permitted successors, assigns, heirs, administrators and transferees.

4. Compliance with the Securities Act.

4.1 Agreement to Comply with the Securities Act; Legend. The Registered Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 4 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Registered Holder shall not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Act. This Warrant and all Warrant Shares issued upon exercise of this Warrant (unless registered under the Act) shall be stamped or imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS WARRANT, AND THE SECURITIES ISSUABLE UPON EXERCISE THEREOF, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.”

4.2 Removal of Legends. This Warrant and the Warrant Shares shall not be required to contain the legend set forth in Section 4.1 above or any other legend (i) following any sale of the Warrant or Warrant Shares pursuant to Rule 144 (assuming the transferor is not an affiliate of the Company), provided that the Registered Holder furnishes the Company with reasonable assurances that such Warrant or Warrant Shares are eligible for sale, assignment or transfer under Rule 144, which shall not include an opinion of the Registered Holder’s counsel, (ii) in connection with a sale, assignment or other transfer (other than under Rule 144), provided that the Registered Holder provides the Company with an opinion of counsel to the Registered Holder, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Warrant or Warrant Shares may be made without registration under the applicable requirements of the Act or (iii) if such legend is not required or customarily included under applicable provisions of the Act (including, without limitation, controlling judicial interpretations and pronouncements issued by the SEC). If a legend is not required pursuant to the foregoing, the Company shall no later than ten (10) Business Days following the delivery by the Registered Holder to the Company of notice with respect to this Warrant or any Warrant Shares issued in the form of book-entries or, if applicable, a legended certificate representing any Warrant Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer, if applicable), together with any other deliveries from the Registered Holder as may be reasonably required above in this Section 4.2 (such date, the “Legend Removal Date”), at the Company’s option, either: (A) credit the applicable number of Warrant Shares to the Registered Holder’s or its designee’s balance account or (B) issue and deliver (via reputable overnight courier) to the Registered Holder, an updated form of this Warrant or a certificate representing Warrant Shares, as applicable, in the case of each of clauses (A) and (B) above, free from all restrictive and other legends, registered in the name of the Registered Holder or its designee.

5. Adjustment of Exercise Price and Number and Character of Warrant Shares. The number and character of Warrant Shares issuable upon exercise of this Warrant (or any other securities or property at the time receivable or issuable upon exercise of this Warrant) and the Exercise Price therefor, are subject to adjustment as follows:

5.1 Adjustment for Share Splits, Share Dividends, Recapitalizations, etc. The Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionally adjusted to the extent necessary to reflect any share dividend, share split, reverse share split, combination of shares, reclassification, recapitalization or other similar event affecting the number of outstanding shares of the class or series of the Warrant Shares that occurs after the Issue Date.

5.2 Adjustment for Reorganization, Consolidation, Merger or Conversion. In the event (a) of any reorganization of the Company (or of any other entity, the shares or other securities of which are at the time receivable on the exercise of this Warrant), (b) the Company (or any other such entity) shall consolidate with or merge into another Person, or (c) the shares for which this Warrant is then exercisable are converted into shares or other securities of a different class or series (in each case of clauses (a) through (c) other than in connection with a Change of Control, a “Reorganization Event”) the Registered Holder of this Warrant, upon the exercise of this Warrant (as provided in Section 2) at any time after the consummation of such Reorganization Event, shall be entitled to receive, in lieu of the shares or other securities and property receivable upon the exercise of this Warrant prior to such consummation, the shares or other securities or property to which such Registered Holder would have been entitled upon the consummation of such Reorganization Event if this Warrant had been exercised immediately prior thereto, all subject to further adjustment as provided in this Section 4; and in each such case, the terms of this Warrant shall be applicable to the shares or other securities or property receivable upon the exercise of this Warrant after the consummation of such Reorganization Event.

5.3 Adjustment Certificate. When any adjustment is required to be made to the Warrant Shares or the Exercise Price pursuant to this Section 4, the Company shall promptly deliver to the Registered Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Exercise Price after such adjustment and (iii) the kind and amount of shares or other securities or property into which this Warrant shall be exercisable after such adjustment.

6. Miscellaneous.

6.1 Cancellation and Termination of Warrant. At any time, the Registered Holder of this Warrant may submit this Warrant to the Company for cancellation and termination with no payment by the Registered Holder and no obligation of the Company to issue any Warrant Shares. Such cancellation and termination shall be effective immediately upon the delivery of written notice thereof by the Holder to the Company along with the surrender of this Warrant properly endorsed.

6.2 Loss or Mutilation. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership, and the loss, theft, destruction or mutilation, of this Warrant, and of indemnity reasonably satisfactory to it, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will execute and deliver in lieu thereof a new Warrant of like tenor.

6.3 No Rights as Shareholder. This Warrant does not by itself entitle the Registered Holder to any rights as a shareholder of the Company. Prior to the exercise of this Warrant, no provisions of this Warrant, and no enumeration herein of the rights or privileges of the Registered Holder, shall cause such Registered Holder to be a shareholder of the Company for any purpose.

6.4 Amendment; Waiver. Any term of this Warrant may be amended, and the observance of any term of this Warrant waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Registered Holder.

6.5 Notices. Any notice required to be delivered under this Warrant shall be in addressed as follows:

If to the Company, to:

NextNav Inc.

1775 Tysons Blvd.

5th Floor

McLean, VA 22102,

Attention: Chief Financial Officer

Email: cgates@nextnav.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

8350 Broad Street, 17th Floor

Tysons, VA 22102

Attention: Randy Segal and Adam Brown

Email: randy.segal@hoganlovells.com

adam.brown@hoganlovells.com

If to the Registered Holder, to the address set forth on the signature page hereto.

Any notice provided for under this Warrant shall be in writing and shall be either personally delivered, sent by electronic mail, or sent by reputable overnight courier service (charges prepaid). Notices will be deemed to have been given hereunder if (i) delivered personally, when delivered at the address specified in this Section 7.5, (ii) sent by electronic mail, when such electronic mail is sent to the e-mail address specified in this Section 7.5, or (iii) sent by reputable overnight courier service, one day after deposit with such service.

6.6 Governing Law. This Warrant is governed by and shall be construed in accordance with the law of the State of Delaware, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Warrant to the law of another jurisdiction.

6.7 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY LAW, EACH OF THE COMPANY AND THE REGISTERED HOLDER HEREBY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH PARTY HEREBY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS WARRANT, OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS WARRANT.

6.8 Exclusive Jurisdiction And Venue. Each of the Company and the Registered Holder agrees that any dispute based on or arising out of, under or in connection with this Warrant or any course of conduct, course of dealing, statements or actions or omissions of any party hereto relating to this Warrant shall be litigated in and must be brought in the Delaware Court of Chancery (or, if such court refuses to accept jurisdiction, any court of the State of New York located in New York County) or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, the United States District Court for the Southern District of New York (and in the case of appeals, in the courts in which appeals from such courts are to be heard). Each of the Company and the Registered Holder irrevocably submits to the personal jurisdiction of such courts, and waives any objection they may have concerning the venue or convenience of such forum. Notwithstanding the foregoing, however, the Company or the Registered Holder may commence any action or proceeding to enforce any judgment obtained against another party in compliance with the foregoing provisions in any appropriate jurisdiction or court.

6.9 Terms Binding. By acceptance and execution of this Warrant, the Registered Holder of this Warrant (and each subsequent assignee, transferee or Registered Holder of this Warrant) accepts and agrees to be bound by all the terms and conditions of this Warrant.

6.10 Counterparts. This Warrant may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.11 Entire Agreement. This Warrant is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings relating to such subject matter, other than those set forth or referred to herein. This Warrant supersedes all prior agreements and understandings between the Company and the Registered Holder, both written and oral, with respect to such subject matter, including without limitation, the Original Warrant.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Registered Holder have executed this Warrant as of the Issue Date.

COMPANY:

NEXTNAV INC.

By:	/s/ Ganesh Pattabiraman
	Name:	Ganesh Pattabiraman
	Title:	President & Chief Executive Officer

ACKNOWLEDGED AND ACCEPTED:

REGISTERED HOLDER:
NAME:	AT&T INVESTMENT & TOWER HOLDINGS, LLC

By:	/s/ Andrew Gillard
	Name:	Andrew Gillard
	Title:	Vice President

ADDRESS:	208 S. Akard St., #3202 Dallas, TX 75202

Attention:	Andrew Gillard

Email:	***

[Signature Page to Warrant to Purchase Shares of Common Stock of NextNav Inc.]